UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2015

OCATA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508) 756-1212

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 29, 2015, the Board of Directors (the “Board”) of Ocata Therapeutics, Inc. (the “Company”) appointed Brian Levy, OD, MSc to the Board.

Dr. Levy most recently served as Chief Medical Officer for Aerie Pharmaceuticals Inc. (NASDAQ:AERI) since January 2012. Prior to Aerie Pharmaceuticals, Dr. Levy served as Chief Operating Officer at Danube Pharmaceuticals from 2008 to 2010 and Chief Scientific Officer at Nexis Vision from 2010 to 2011, both small venture-backed companies developing products in the field of ophthalmology. Prior to these roles, Dr. Levy served for more than 15 years at Bausch + Lomb, Inc., first as Vice President of Research & Development and ultimately as Chief Medical Officer. Dr. Levy is currently a Clinical Professor in the Department of Ophthalmology at the University of Rochester’s School of Medicine and has been a director of Insite Vision Inc. (PNX: INSV) since August 2011. Dr. Levy received his Doctor of Optometry degree from the University of California at Berkeley and received a MS degree at the University of Waterloo in Canada, where he focused on comparative anatomy and physiology of the eye.

Dr. Levy’s compensation is expected to be consistent with that provided to all of the Company’s non-employee directors, as described in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on June 11, 2015.

There are no family relationships between Dr. Levy and any director or executive officer of the Company, and Dr. Levy has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2015

Ocata Therapeutics, Inc.

By:	/s/ Edward Myles
Edward Myles Chief Financial Officer and Chief Operating Officer

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